INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM'S CONSENT

We consent to the reference to our firm under the caption "Interests of Named Experts and Counsel" in the Form S-1/A (Amendment No. 2) Registration Statement and the use therein of our report dated April 15, 2026 except for Note 14 and its impact on the consolidated financial statements, which is July 21, 2026 relating to the audited consolidated financial statements of Starfighters Space, Inc. for the fiscal years ended December 31, 2025 and 2024, which is part of this Registration Statement.  Our report contains an explanatory paragraph regarding Starfighters Space, Inc.'s ability to continue as a going concern.

/s/ Adeptus Partners, LLC

Adeptus Partners, LLC

Ocean, New Jersey

August 26, 2026